Exhibit 4.4



                            CERTIFICATE OF AMENDMENT

                      OF THE CERTIFICATE OF INCORPORATION

                                       OF

                            CHEYENNE SOFTWARE, INC.


                            =======================


          CHEYENNE  SOFTWARE,  INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES

HEREBY CERTIFY:


          FIRST:    That at a meeting of the Board of Directors of CHEYENNE

SOFTWARE,  INC., resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof.  The resolution setting forth the proposed amendment is as follows:

               RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing Article 4 thereof so that, as amended, said Article shall be and read as follows:

                         "The total number of shares of common
               stock which the Corporation shall have authority to issue is seventy-five million (75,000,000) and the par value of each such share of common stock is One Cent ($0.01), amounting in the aggregate to Seven Hundred and Fifty Thousand Dollars ($750,000.00). The total number of shares of preferred stock which the Corporation shall have authority to issue is five million (5,000,000) and the par value of each such share of preferred stock is One Cent ($0.01), amounting in the ag-gregate to Fifty Thousand Dollars ($50,000.00). The preferred stock of the Corporation may be issued in series, and shall have such relative rights, prefer-












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               ences and limitations, dividend or interest rates, conversion prices, voting rights, redemption prices and similar rights as the Board of Directors of the Corporation shall determine upon the issuance of such preferred stock."

          SECOND:   That thereafter, pursuant to resolution of its Board of

Directors, a meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation

Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

          THIRD:    That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of

Delaware.

          IN WITNESS WHEREOF, said CHEYENNE  SOFTWARE,  INC. has caused this

Certificate to be signed by ReiJane Huai, its President and attested by Alan

Kaufman, its Secretary, this 23rd day of December, 1994.


                                        CHEYENNE  SOFTWARE, INC.


                                        By:/s/ ReiJane Huai
                                           ---------------------------
                                               ReiJane Huai, President

ATTEST:


By:/s/ Alan Kaufman
   --------------------------------
   Alan Kaufman, Secretary




























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